1NASDAQ: WBTN Shareholder Letter WEBTOON Entertainment Q3 2025

2 Dear Fellow Shareholders, We are pleased to report solid Q3 results, with Adjusted EBITDA coming in above the midpoint of our guidance range. Total revenue of $378.0 million was up 8.7% year-over-year, or 9.1% on a constant currency basis. Total revenue growth on a constant currency basis was driven by increases in Paid Content and IP Adaptations, partially offset by a decline in Advertising revenue. Net loss was $11.1 million in the quarter, compared to a net income of $20.0 million in the year prior, due to lower other income as well as higher income tax expense. Our Adjusted EBITDA was $5.1 million for the quarter, demonstrating solid underlying profitability. Q3 2025 November 12, 2025

3 On August 12, 2025, we announced our collaboration with Disney to bring around 100 blockbuster comics to WEBTOON in a new dedicated section of the English-language app. We have already launched all five titles from our first slate of titles: Amazing Spider-Man (2022-present), Star Wars (2015), Alien (2021), Avengers (2012), and Disney As Old As Time: A Twisted Tale, as well as another reformatted title, Predator. In addition to reformatted comics, we are excited to introduce brand-new original webcomic series from the Disney, Marvel, 20th Century Studios, and Star Wars brands to our global platform. On September 15, 2025, we broadened our relationship with Disney, announcing that we have entered into a non-binding term sheet for the development of an all-new digital comics platform that will feature comics from across Disney’s portfolio. For the first time, more than 35,000 comics from Marvel, Star Wars, Disney, Pixar and 20th Century Studios will be available in a single digital comics service with one convenient subscription, adding more stories than ever before in one location. The new platform, which will be built and operated by WEBTOON Entertainment, will include decades of past comics from across Disney’s portfolio as well as a selection of WEBTOON Original stories. The new platform will include a mix of vertical and traditional formats for archived comics, current comic book runs and original stories. As part of the Disney+ Perks program, Disney+ subscribers who want to further explore the stories behind some of their favorite franchises will be able to access a curated selection of comic titles in the new app at no additional charge. Alongside the planned commercial collaboration, Disney and WEBTOON Entertainment also entered into a non-binding term sheet for Disney to acquire a 2% equity interest in WEBTOON Entertainment. The proposed equity investment and the commercial collaboration are subject to the parties entering into definitive agreements on mutually agreeable terms and customary closing conditions. With a new platform that will combine our product and technical expertise with Disney’s expansive comic catalog, we’re giving new and longtime fans all over the world a new way to discover these legendary characters and stories. Disney’s extraordinary storytelling legacy is second to none, and we’re honored to work with them to build the future of digital comics. This is a strong foundation and a powerful next step for our growing global business. Broadening Our Relationship with Disney Growing our Influence in North America at New York Comic Con (“NYCC”)

In October 2025, we wrapped up our biggest appearance to date at NYCC, engaging tens of thousands of fans through creator signings, cosplay events, and an immersive booth activation. Dan Buckley, Head of Marvel Comics and Franchise, joined us for a panel to discuss the future of digital comics and our recent collaboration. On this panel, we were thrilled to announce another five new titles coming to WEBTOON through our collaboration with Disney — *Astonishing X-Men, Star Wars: Lost Stars, Star Wars: Darth Vader – Black, White & Red, The Unbeatable Squirrel Girl,* and *Stitch and the Samurai – The Complete Collection.*


MARVEL
ASTONISHING
X-MEN

Astonishing X-Men


MARVEL
STAR WARS
DARTH VADER

Star Wars: Darth Vader – Black, White & Red


STAR
WARS
LOST STARS

Star Wars: Lost Stars


The Unbeatable
Squirrel Girl
#1
MARVEL

The Unbeatable Squirrel Girl


STITCH & THE SAMURAI
THE COMPLETE COLLECTION
© 2025 Disney

Stitch and the Samurai – The Complete Collection

At NYCC, we also announced new releases as part of our reformatting partnership with Dark Horse Comics. This included *Stranger Things: The Other Side*, a series that follows Will Byers' struggle during the season 1 events of Netflix's hit show *Stranger Things*. We look forward to watching *Stranger Things* season 5 on Netflix coming out soon in November and in theaters at the end of this year. We also launched *Plants vs. Zombies*™, a fan-favorite series that brings the hilarious, action-packed battles between brain-hungry zombies and their unlikely plant defenders to WEBTOON's vertical-scroll format for the first time.


STRANGER
THINGS

Stranger Things: The Other Side


PLANTS
VS.
ZOMBIES

Plants vs. Zombies™

At our booth, we showcased the diversity of our content by featuring popular stories from partners like Marvel and Dark Horse as well as our own WEBTOON Originals. With an unmissable visual representation of the variety of content available on WEBTOON, our NYCC booth and programming showed that we are more than just a home for WEBTOON Originals, but a platform where audiences can find a wealth of the world's most iconic IP.

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5 While we believe we have already established ourselves as a leader in webcomics, we are still committed to driving innovation to create new storytelling formats and experiences. We are investing for the future as younger generations embrace new forms of digital content. We know there’s a massive appetite for short-form video among Gen Z and we are stepping up to meet this demand. In August 2025, we expanded into short-form video with the launch of “Video Episodes” on our English- language platform, going beyond the trailers we launched in May on our “New & Hot” tab that focused on discovery. “Video Episodes” reimagine the experience of enjoying webcomics by making content on our platform watchable. We believe this feature will reach more users, deepen engagement, and deliver a new medium for amazing stories. Each short-form video episode is around 5 minutes long, created by adding motion, sound effects, background music, and human voice acting to the original webcomic scripts for each episode. We launched this feature with 14 English WEBTOON Originals titles including The Mafia Nanny and Star Catcher. We will continue to roll out this feature through the rest of 2025, with additional episodes for the launch titles as well as “Video Episodes” of new titles. Continuing our innovation in short-form video, we launched “Cuts” in Korea in September 2025, a User Generated Content (“UGC”) feature that enables creators and fans to create, upload, and enjoy short-form animated videos that are under two minutes in length. By meeting user demand for short-form content, we anticipate “Cuts” will unlock new engagement and a continuous stream of innovative storytelling, powered by the flexibility and creative potential of short-form animation. By integrating sound and movement into Continuing to Innovate with Short-Form Video Today, we are thrilled to announce plans to develop a slate of animated projects with Warner Bros. Animation. The companies intend to enter into an agreement to co-produce 10 fan-favorite WEBTOON series for global distribution. The collaboration is a significant expansion of WEBTOON Entertainment’s animation pipeline. Projects will be selected from the company’s Korean and English-language platforms, with development support from WEBTOON Entertainment's US-based WEBTOON Productions and Japanese IP business teams. Our creators are building franchises that Gen Z audiences love, and working with Warner Bros. Animation gives us an incredible opportunity to take those stories further alongside one of the most respected names in animation. New Partnership with Warner Bros. Animation our existing webcomics, we expect "Cuts" will serve as a bridge between even more readers and creators, generating synergies between webcomics and animated videos.

We view our "Cuts" short-form animation as presenting a lower barrier of entry for new creators to join our platform, allowing them to showcase a wide variety of content. We expect "Cuts" will attract more creators to our platform in Korea as they look for new outlets to publish their work, especially as the establishment of professional studios is increasing in the region. Within just one month since we launched "Cuts," we have hosted over 1,000 creators, with some videos already surpassing 1 million views.

Continued Success in IP Adaptations

We had another successful quarter of IP adaptations, both theatrically as well as on major streaming platforms.

In recent launches, the feature film *My Daughter is a Zombie* premiered in Korea in July 2025, and became the number one movie by attendance year to date in the region. We have followed up with a global release, showing this film in 22 countries around the world, including across North America. This film is based on the webcomic of the same name, which has more than 500 million views globally. Its release brought users back to our platform in droves, increasing overall Korean views of the webcomic sixty-fold compared to right before the movie trailer was released.

We also premiered *Your Letter*, an animated feature film from our Studio LICO. The film launched in Korea in October 2025 and has now been released in Vietnam, Indonesia, Malaysia, Singapore, and Thailand, with a release in North America scheduled for early 2026. It has achieved a remarkable milestone, being pre-sold to film distributors and streaming platforms in 166 countries, including Japan, Italy, Spain, and the United Kingdom. Along with the strong sales of *Your Letter*, we are pleased that the project has been recognized internationally, with an invitation and special screening at the prestigious Ottawa International Animation Festival. We believe that animation can be a powerful catalyst for creating highly popular IP and extending IP lifespans while generating significant synergy with our existing platform. We are investing heavily in animation to drive our growth.

We are celebrating our first Emmy® Awards nomination with *Chicken Nugget* on Netflix, produced by Studio N and nominated for Comedy Series at the 2025 International Emmy® Awards. *Chicken Nugget* is a special series – combining comedy, mystery, and a dash of absurdity to create a truly unforgettable show. We're honored to see it recognized for the International Emmy® Awards and hope for many more nominations for WEBTOON Entertainment projects in the future.


MY DAUGHTER IS A ZOMBIE
SHE DOESN'T BITE!
My Daughter is a Zombie


COMING SOON
YOUR LETTER
Your Letter


Chicken Nugget
ONLY ON NETFLIX | MARCH 15
Chicken Nugget

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7 Finally, we’re thrilled that Sidelined 2: Intercepted will premiere on Tubi on Thanksgiving Day, November 27, 2025. The film is a sequel to Sidelined: The QB and Me, our 2024 viral sensation that debuted at No. 1 on Tubi in the US and Canada, where it drew the biggest number of viewers of any title on the platform in its first seven days. On September 18, 2025, WEBTOON Entertainment announced the winners of our “Webcomic Legends” contest, which awarded a total of $1 million in cash prizes. The contest, which was open to English-speaking creators, drew nearly 4,000 submissions from both new and existing CANVAS creators, and generated more than 5.3 million views. Among the contenders, 16 entries secured official serialization opportunities, joining the WEBTOON Originals lineup. Akikakie’s action-packed Covenant Once Given took home the $150,000 Grand Prize and joined the WEBTOON Originals lineup, with additional creators recognized across multiple genres. The winning works from this contest will begin official serialization starting next year, beginning with our English-language platform. WEBTOON creators are endlessly innovative, building incredible universes that have inspired fans all over the world. Our goal is to support as many creators as possible while continuing to make WEBTOON the most creator-friendly platform. We’re proud to support a new generation of creators who will become the comics legends of tomorrow. Investing in the Storytellers Who Will Define the Future Junkoo Kim Founder & CEO, WEBTOON Entertainment Inc. In Closing I continue to be proud of everything WEBTOON Entertainment has accomplished since I founded the company 20 years ago in 2005. As we mark the exciting milestone of our 20 year anniversary, I am truly gratified to see how far we have come as I watched the throngs of global fans that turned out in New York during Comic Con. The past 20 years have been truly meaningful as I’ve seen the love our fans have for our content, platform, and brand continue to grow. This success has been made possible by our creators who have shared their incredible stories on our platform, our users who come to our platform daily, as well as our colleagues who have worked alongside them to grow both the platform and the business. Thank you for your continued support of our company and the joy that storytelling brings.

8 Adjusted EBITDA was $5.1 million, compared to $28.9 million in the prior year. Adjusted EBITDA Margin was 1.4%, compared to 8.3% in the prior year. Net loss was $11.1 million, compared to net income of $20.0 million in the prior year, due to lower other income as well as higher income tax expense. Total revenue of $378.0 million grew 8.7% driven by growth in Paid Content and IP Adaptations, partially offset by a decline in Advertising. Diluted loss per share was $0.09, compared to diluted earnings per share of $0.15 in the prior year. Adjusted Earnings Per Share was $0.04, compared to Adjusted Earnings Per Share of $0.22 in the prior year. Cash and cash equivalents of approximately $584.6 million plus another $12.5 million of short-term deposits included in prepaid expenses and other current assets. Revenue on a constant currency basis was $379.5 million, up 9.1%, driven by growth in Paid Content and IP Adaptations, partially offset by a decline in Advertising. • Paid Content revenue grew 0.6%, or 0.8% on a constant currency basis, driven by growth in Japan and Rest of World, offset by a decline in Korea. • Advertising revenue declined 9.3%, or 8.9% on a constant currency basis, driven by growth in Japan, offset by a decline in Korea and Rest of World. • IP Adaptations revenue increased 168.7%, or 171.8% on a constant currency basis, driven by growth in Korea and Rest of World, offset by a decline in Japan. Financial Update Third Quarter 2025 (vs. Third Quarter 2024)

Consolidated Global Results

GLOBAL REVENUE CC ($M)



9.1%
$347.9
$379.5
$19.3
$43.4
$285.2
$52.5
$39.5
$287.4
3Q24
3Q25
Paid Content Revenue CC
Advertising Revenue CC
IP Revenue CC
Global Revenue CC

GLOBAL MAU (M)



-8.5%
169.9
155.4
3Q24
3Q25

GLOBAL MPU (M)



4.6%
5.0%
7.9
7.7
3Q24
3Q25
MPU
Paying ratio

Global ARPPU CC ($)



+3.0%
$12.1
$12.5
3Q24
3Q25

WEBTOON Entertainment's total revenue for the three months ended September 30, 2025 grew 8.7% to $378.0 million, compared to $347.9 million in the third quarter of the prior year, driven by growth in Paid Content and IP Adaptations, partially offset by a decline in Advertising. On a constant currency basis, this translated to growth of 9.1%.

In Paid Content, third quarter revenue was $286.8 million, growing 0.6%, or 0.8% on a constant currency basis compared to the prior year. This was driven by growth in Japan and Rest of World and offset by a decline in Korea.

9

10 $91.4 $82.8 $66.7 $62.5 During the third quarter, global MAU was 155.4 million, declining 8.5%, while global MPU decreased 2.2%, to 7.7 million, compared to the third quarter of the prior year. Wattpad continues to be impacted by a government ban in the two countries we discussed last quarter. We fully resolved the search engine indexing issue during the quarter and saw stability in MAU in the second half of the quarter. While app MAU declined 4.2% overall, webcomic app MAU grew 1.5% in the third quarter, excluding the impact of webnovel users, as we continue to focus on driving app users, who are typically more engaged and present better monetization opportunities compared to web users. Advertising revenue in the third quarter declined 9.3%, or 8.9% on a constant currency basis, compared to the prior year. This was driven by declines on a constant currency basis in Korea and Rest of World, and offset by constant currency growth in Japan. In Korea, we saw a decline from a major ecommerce advertising partner, partially offset by an increase from other partners. Ad revenue from NAVER was relatively consistent with the prior year quarter. In Rest of World, the decline was primarily driven by Wattpad impacts while Japan’s growth was driven by continued growth in pre-roll ads. IP Adaptations revenue in the third quarter grew 168.7%, or 171.8% on a constant currency basis, compared to the prior year, driven by growth on a constant currency basis in Korea and Rest of World, offset by a decline on a constant currency basis in Japan. Korea benefited from the theatrical release of My Daughter is a Zombie. In Japan, we are still in early days with our IP adaptation business, with a small revenue base that can fluctuate. As we have discussed in the past, revenue recognition for IP adaptations is dependent on achieving certain milestones and can vary from quarter to quarter. We are pleased with our pipeline of upwards of 20 anime projects in Japan. Gross Profit Gross Profit % -6.4% 26.3% 21.9% GLOBAL G&A ($M) GLOBAL GROSS PROFIT ($M) Gross profit declined 9.4% in the third quarter to $82.8 million from $91.4 million in the prior year. This resulted in a gross margin of 21.9%, compared to 26.3% in the prior year. There were a number of items that contributed to this change. As previously disclosed, free coin expenses were moved from Marketing to Cost of Revenue. We also invested in labor to make further improvements to our platform. $285.2 $287.4 $43.4 $39.5 $19.3 $52.5 3Q24 3Q25 $285.2 $287.4 $43.4 $39.5 $19.3 $52.5 3Q24 3Q25

11 0.22 0.04 $28.9 $5.1 Net loss for the third quarter was $11.1 million, compared to a net income of $20.0 million last year. This was primarily due to lower other income as well as higher income tax expense. Excluding adjustments and other non-recurring costs, the Company posted a third quarter Adjusted EBITDA of $5.1 million, compared to $28.9 million in the prior year. As a result, third quarter diluted loss per share was $0.09, compared to diluted earnings per share of $0.15 in the prior year period, and adjusted earnings per share was $0.04, compared to adjusted earnings per share of $0.22 in the prior year period. Adj. EBITDA Margin Adj. EBITDA (Non-GAAP) ($M) ADJUSTED EPS ($) 8.3% 1.4% Total general & administrative expenses in the third quarter were $62.5 million, compared to $66.7 million in the prior year largely driven by a decrease in stock compensation expense. Interest income for the quarter was $4.6 million, compared to $6.5 million in the prior year, and other loss for the quarter was $1.9 million, compared to other income of $11.8 million in the prior year period. Income tax expense was $0.6 million in the quarter, compared to income tax benefit of $9.9 million in the prior year. Depreciation and amortization for the quarter was $7.9 million, compared to $10.0 million in the prior year. $285.2 $287.4 $43.4 $39.5 $19.3 $52.5 3Q24 3Q25 $285.2 $287.4 $43.4 $39.5 $19.3 $52.5 3Q24 3Q25

Performance By Location

Korea

KOREA REVENUE CC ($M)



+22.2%
$127.8
$156.1
3Q24
3Q25

KOREA MAU (M)



-12.3%
28.1
24.6
3Q24
3Q25

KOREA MPU (M)



13.8%
14.9%
3.9
3.7
3Q24
3Q25
MPU
Paying ratio

KOREA ARPPU CC ($)



+4.0%
$7.9
$8.2
3Q24
3Q25

Korea's total revenue for the three months ended September 30, 2025 grew 19.6%, to $152.8 million, compared to $127.8 million in the prior year. Korea revenue grew 22.2% on a constant currency basis. This revenue growth was driven by triple-digit constant currency growth in IP Adaptations, offset by a single-digit constant currency decline in Paid Content and a double-digit constant currency decline in Advertising.

In the third quarter, Korea MAU was 24.6 million, decreasing 12.3% year-over-year, while Korea MPU was 3.7 million, declining 4.9% year-over-year. Third quarter Paying Ratio was 14.9%, up 116 basis points year-over-year. Third quarter Korea ARPPU grew 1.3% year-over-year to $8.0 on a reported basis, and increased on a constant currency basis by 4.0%.

12

Japan

JAPAN REVENUE CC ($M)


+2.0%
$174.2
$177.7
3Q24
3Q25

JAPAN MAU (M)


+12.6%
22.5
25.3
3Q24
3Q25

JAPAN MPU (M)


10.3%
9.1%
2.3
2.3
3Q24
3Q25
MPU
Paying ratio

JAPAN ARPPU CC ($)


+1.3%
$23.1
$23.4
3Q24
3Q25

Japan's total revenue for the three months ended September 30, 2025 increased 3.1%, to $179.6 million, compared to $174.2 million in the prior year. Japan revenue grew 2.0% on a constant currency basis. This revenue growth was driven by single-digit constant currency revenue growth in Paid Content and Advertising, offset by a double-digit constant currency revenue decline in IP Adaptations.

In the third quarter, Japan MAU increased 12.6% year-over-year to 25.3 million, driven by strong growth in eBookJapan (EBJ). We have expanded EBJ's marketing budget and established strong partnerships. While it may take some time for new users to start spending, we expect their ARPPU to increase over time as their engagement grows. Third quarter Japan MPU achieved growth of 0.2% year-over-year to 2.3 million, while the region's Paying Ratio was down 112 basis points year-over-year to 9.1%. LINE Manga was the number one overall app for revenue including mobile games for the third consecutive quarter, according to Sensor Tower.

Third quarter Japan ARPPU increased 2.4% year-over-year on a reported basis to $23.6 and grew 1.3% on a constant currency basis.

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14 $6.7 $6.8 3Q24 3Q25 1.7 1.7 3Q24 3Q25 119.3 105.5 3Q24 3Q25 $45.9 $45.6 3Q24 3Q25 ROW REVENUE CC ($M) ROW MAU (M) -11.6% Rest of World -0.7% Rest of World’s total revenue for the three months ended September 30, 2025 declined 0.7% to $45.6 million, compared to $45.9 million in the prior year. Rest of World revenue declined 0.7% on a constant currency basis, driven by a double-digit decline in Advertising, offset by single-digit growth in Paid Content and double-digit growth in IP Adaptations. In the third quarter, Rest of World MAU decreased 11.6% year-over-year to 105.5 million but MPU increased 0.8% year-over-year to 1.7 million. Rest of World Paying Ratio was up 20 basis points year-over-year to 1.6% and Rest of World ARPPU increased 1.4% year-over-year on a reported basis to $6.8 and grew 1.4% on a constant currency basis. ROW MPU (M) ROW ARPPU CC ($) MPU Paying ratio +1.4% 1.4% 1.6%

15 For the fourth quarter of 2025, the Company expects: Adjusted EBITDA guidance includes $16.5 million non-cash expenses of which actuarial losses on retiree benefits and minimum guarantee write-down are the largest contributors. • Revenue decline on a constant currency basis in the range of 5.1%-2.3%. This represents revenue in the range of $330-$340 million, based on current FX rates. • Adjusted EBITDA loss in the range of $6.5-$1.5 million, representing an Adjusted EBITDA Margin in the range of (2.0%)-(0.4%). Guidance Fourth Quarter 2025 Outlook About WEBTOON Entertainment WEBTOON Entertainment is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON Entertainment has transformed comics and visual storytelling for fans and creators. With its CANVAS UGC platform empowering anyone to become a creator, and a growing roster of superstar WEBTOON Originals creators and series, WEBTOON Entertainment’s passionate fandoms are the new face of pop culture. WEBTOON Entertainment’s adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company’s content partners include Discord, HYBE and DC Comics, among many others. With approximately 155 million monthly active users, WEBTOON Entertainment’s IP & Creator Ecosystem of aligned brands and platforms include WEBTOON, Wattpad--the world’s leading webnovel platform-- WEBTOON Productions, Studio N, Studio LICO, WEBTOON Unscrolled, LINE Manga, and eBookJapan, among others. Conference Call & Webcast Details As previously disclosed, the Company will host a webcast and conference call on November 12, 2025, at 4:30 p.m. Eastern Time, to discuss the Company’s financial results for its third quarter ended September 30, 2025. A live webcast of the conference call will be available online at https://ir.webtoon.com/. For those unable to listen to the live webcast, an archived version will be available at the same location for up to one year.

16 Forward-Looking Statements This letter contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for future capabilities, ability to attract users in both our core and underpenetrated geographies, ability to grow our Paid Content, Advertising and IP Adaptations businesses, the impact of our product development initiatives, including our use of AI, our financial condition and liquidity, and other statements concerning the success of our business and strategies. Forward-looking statements may be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this letter are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other geopolitical or macroeconomic factors beyond our control; inability to attract, empower, properly support or incentivize our creators; inability to retain, attract and engage with our users; inability to anticipate, understand and appropriately respond to market trends and changing user preferences; failure to retain or increase our paying users; failure to effectively operate in highly competitive markets; inability to innovate and expand our Advertising business; inability to continue to diversify our monetization strategy or to increase revenues from IP Adaptations; failure to control our content-related costs; exposure to significant legal proceedings and regulatory investigations which may result in significant expenses, fines and reputational damage; failure to provide a safe online environment for children; exposure to claims that we violated third parties’ intellectual property rights; failure to obtain, maintain, protect or enforce our proprietary and intellectual property rights; rise of conflicts of interests with NAVER Corporation, our majority stockholder; and other risks and uncertainties set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed by the Company with the SEC on March 11, 2025, and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligations to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A Note About Key Business Metrics We define MAU as users based on each device logged in and each offering accessed from a single device and may include the same individual user multiple times if the user is logged in from multiple devices or if the user accesses multiple offerings from one device.

17 Use of Non-GAAP Financial Measures & Definitions This letter contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings Per Share (Adjusted EPS), revenue on a constant currency basis and revenue growth on a constant currency basis. We believe that these non-GAAP measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the board of directors of the Company. Our non-GAAP financial measures should not be considered in isolation, or as substitutes for, financial information prepared in accordance with GAAP. Non-GAAP measures have limitations as they do not reflect all the amounts associated with our results of operations as determined in accordance with GAAP, and should only be used to evaluate our results of operations in conjunction with the corresponding or most directly comparable GAAP measures. We strongly encourage investors and shareholders to review our financial statements and publicly filed report in their entirety and not to rely on any single financial measure. A reconciliation is provided at the end of this shareholder letter for each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. We encourage investors and shareholders to review the related U.S. GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We do not provide a reconciliation of forward- looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty or without unreasonable effort non-recurring items that may arise in the future. Adjusted EBITDA: We define Adjusted EBITDA as net income (loss), adjusted to remove the impact of interest income, interest expense, income tax expense and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation and certain other non-recurring costs. Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Adjusted Earnings Per Share (Adjusted EPS): We define Adjusted Earnings Per Share as Earnings Per Share before interest expense, interest income, income tax expense and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation We define MPU as users who have paid to access Paid Content in the applicable calendar month, averaged over each month in the given period. We define Paying Ratio as the ratio of MPU divided by MAU for the respective periods. We define ARPPU as average Paid Content revenue in a given month divided by the number of MPU for such month, averaged over each month in the given period.

18 and certain other nonrecurring costs. We calculate Adjusted Earnings Per Share by making the adjustments described herein from Net Income (Loss) and dividing by basic and diluted weighted average shares of common stock outstanding, respectively, for the applicable period. Revenue on a Constant Currency Basis: We define revenue on a constant currency basis as revenue adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period. We calculate revenue on a constant currency basis in each of our revenue streams – Paid Content, Advertising and IP Adaptations – using the same method as laid out herein. Revenue Growth on a Constant Currency Basis: We define revenue growth on a constant currency basis as period-over-period growth rates of revenue, adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue growth (as a percentage) on a constant currency basis by determining the increase in current period revenue over prior period revenue, where current period foreign currency revenue is translated using prior period average currency exchange rates. ARPPU on a Constant Currency Basis: We define ARPPU on a constant currency basis as average Paid Content revenue on a constant currency basis in a given month divided by the number of MPU for such month, averaged over each month in the given period. As discussed above, we calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period and excluding deconsolidated and transferred operations. ARPPU Growth on a Constant Currency Basis: We define ARPPU growth (as a percentage) on a constant currency basis as the increase in current period ARPPU over prior period ARPPU, with current period foreign currency ARPPU translated using prior period average currency exchange rates and excluding deconsolidated and transferred operations. Contact Information Investor Relations Corporate Communications Soohwan Kim, CFA & Taylor Giles investor@webtoon.com Kiel Hume & Lauren Hopkinson webtoonpress@webtoon.com

Financial Highlights

Figures in millions, except user metrics and per share data	Quarter Ended (YoY Analysis) 25 Q3	24 Q3	Change
Total Revenue	$378.0	$347.9	8.7%
Revenue on a Constant Currency Basis[1]	$379.5	$347.9	9.1%
Paid Content Revenue	$286.8	$285.2	0.6%
Paid Content Revenue on a Constant Currency Basis[1]	$287.4	$285.2	0.8%
Advertising Revenue	$39.4	$43.4	(9.3%)
Advertising Revenue on a Constant Currency Basis[1]	$39.5	$43.4	(8.9%)
IP Adaptations Revenue	$51.9	$19.3	168.7%
IP Adaptations Revenue on a Constant Currency Basis[1]	$52.5	$19.3	171.8%
Monthly Active Users ("MAU")	155.4	169.9	(8.5%)
Korea MAU	24.6	28.1	(12.3%)
Japan MAU	25.3	22.5	12.6%
Rest of World MAU	105.5	119.3	(11.6%)
Monthly Paying Users ("MPU")	7.7	7.9	(2.2%)
Korea MPU	3.7	3.9	(4.9%)
Japan MPU	2.3	2.3	0.2%
Rest of World MPU	1.7	1.7	0.8%
Paying Ratio	5.0%	4.6%	32 bps
Korea Paying Ratio	14.9%	13.8%	116 bps
Japan Paying Ratio	9.1%	10.3%	(112 bps)
Rest of World Paying Ratio	1.6%	1.4%	20 bps
Paid Content Average Revenue Per Paying User ("ARPPU")	$12.4	$12.1	2.8%
Korea ARPPU	$8.0	$7.9	1.3%
Japan ARPPU	$23.6	$23.1	2.4%
Rest of World ARPPU	$6.8	$6.7	1.4%
ARPPU on a Constant Currency Basis[1]	$12.5	$12.1	3.0%
Korea ARPPU on a Constant Currency Basis[1]	$8.2	$7.9	4.0%
Japan ARPPU on a Constant Currency Basis[1]	$23.4	$23.1	1.3%
Rest of World ARPPU on a Constant Currency Basis[1]	$6.8	$6.7	1.4%
Net Income/(Loss)	($11.1)	$20.0	($31.1)
Adjusted EBITDA[1]	$5.1	$28.9	($23.8)
Adjusted EBITDA Margin[1]	1.4%	8.3%	(695 bps)
Diluted EPS	($0.09)	$0.15	($0.24)
Adjusted EPS[1]	$0.04	$0.22	($0.18)

19

20 1 Revenue on a constant currency basis, Paid Content revenue on a constant currency basis, Advertising revenue on a constant currency basis, IP Adaptations revenue on a constant currency basis, ARPPU on a constant currency basis, Korea ARPPU on a constant currency basis, Japan ARPPU on a constant currency basis, Rest of World ARPPU on a constant currency basis, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS are non-GAAP financial measures. For definitions of these non-GAAP financial measures, see “Non-GAAP Financial Measures & Definitions” of this letter. A reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measure can be found at the end of this letter.

Reconciliation of Non-GAAP Measures

In addition to adjustments for foreign exchange fluctuations, we have also further adjusted revenue to exclude the impacts of deconsolidated and transferred operations to show growth or loss exclusive of these changes ("Revenue on a Constant Currency Basis"). Revenue on a Constant Currency Basis is a Non-GAAP metric that management believes adds value but has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table presents a reconciliation of revenue to revenue on a constant currency basis, and ARPPU to ARPPU on a constant currency basis, respectively, for each of the periods presented.

	Three Months Ended September 30,			Nine Months Ended September 30,		
(in thousands of USD, except percentages)	2025	2024	Change	2025	2024	Change
Total Revenue	$378,041	$347,915	8.7%	1,052,019	$995,631	5.7%
Effect of deconsolidated and transferred operations	-	-	N/A	-	(145)	(100.0%)
Effects of foreign currency rate fluctuations	1,414	-	N/A	24,024	-	N/A
Revenue on a Constant Currency Basis	$379,455	$347,915	9.1%	$1,076,043	$995,486	8.1%
Paid Content Revenue	286,814	285,228	0.6%	821,953	812,791	1.1%
Effect of deconsolidated and transferred operations	-	-	N/A	-	(120)	(100.0%)
Effects of foreign currency rate fluctuations	632	-	N/A	13,177	-	N/A
Paid Content Revenue on a Constant Currency Basis	$287,446	$285,228	0.8%	$835,130	$812,671	2.8%
Advertising Revenue	39,367	43,384	(9.3%)	124,485	120,800	3.1%
Effects of foreign currency rate fluctuations	169	-	N/A	3,190	-	N/A
Advertising Revenue on a Constant Currency Basis	$39,536	$43,384	(8.9%)	$ 127,675	$ 120,800	5.7%
IP Adaptations Revenue	51,860	19,303	168.7%	105,581	62,040	70.2%
Effect of deconsolidated and transferred operations	-	-	N/A	-	(26)	(100.0%)
Effects of foreign currency rate fluctuations	613	-	N/A	7,657	-	N/A
IP Adaptations Revenue on a Constant Currency Basis	$52,473	$19,303	171.8%	$113,238	$62,014	82.6%
Paid Content Average Revenue Per Paying User ("ARPPU")						
Korea Paid Content Revenue	$88,011	$91,401	(3.7%)	$245,682	$266,282	(7.7%)
Korea ARPPU	$8.0	$7.9	1.3%	$7.8	$7.8	0.3%
Effects of foreign currency rate fluctuations	0.2	-	N/A	0.7	-	N/A
Korea ARPPU on a Constant Currency Basis	$8.2	$7.9	4.0%	$8.5	$7.8	9.3%
Japan Paid Content Revenue	$164,155	$159,933	2.6%	$475,631	$444,399	7.0%
Japan ARPPU	$23.6	$23.1	2.4%	$23.2	$22.2	4.8%
Effects of foreign currency rate fluctuations	(0.2)	-	N/A	(0.4)	-	N/A
Japan ARPPU on a Constant Currency Basis	$23.4	$23.1	1.3%	$22.8	$22.2	2.8%

21

Rest of World Paid Content Revenue	$34,648	$33,893	2.2%	$100,639	$102,111	(1.4%)
Rest of World ARPPU	$6.8	$6.7	1.4%	$6.6	$6.5	2.4%
Rest of World ARPPU on a Constant Currency Basis	$6.8	$6.7	1.4%	$6.6	$6.5	2.4%

The following table presents a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for each of the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,	
(in thousands of USD, except percentages)	2025	2024	2025	2024
Net income (loss)	($11,050)	$19,986	($36,902)	($50,349)
Interest income	(4,638)	(6,512)	(14,661)	(9,790)
Interest expense	2	-	6	44
Income tax expense (benefit)	626	(9,899)	2,341	(1,324)
Depreciation and amortization	7,940	10,003	24,784	27,953
EBITDA	($7,120)	$13,578	($24,432)	($33,466)
Stock-based compensation expense[1]	9,625	12,262	35,123	68,305
Restructuring and IPO-related costs[2]	2,684	2,925	5,802	40,645
Loss (gain) on fair value instruments, net[3]	1,640	-	4,016	(5,143)
Loss (income) on equity method investments, net[4]	(1,709)	138	(1,647)	1,070
Adjusted EBITDA[5]	$5,120	$28,903	$18,862	$71,411
Net income (loss) margin	(2.9%)	5.7%	(3.5%)	(5.1%)
Adjusted EBITDA Margin	1.4%	8.3%	1.8%	7.2%
Weighted average shares outstanding				
Basic	130,644,101	128,327,971	130,204,411	116,023,733
Diluted	130,644,101	130,817,876	130,204,411	116,023,733
Earnings (loss) per share				
Basic	(0.09)	0.15	(0.30)	(0.44)
Diluted	(0.09)	0.15	(0.30)	(0.44)
Adjusted EPS[8]				
Basic	0.04	0.23	0.14	0.62
Diluted	0.04	0.22	0.14	0.62

22

23 1 Represents non-cash stock-based compensation expense related to WEBTOON’s equity incentive plan and stock-based compensation plans of NAVER and Munpia, including amounts which are cash settled. See Note 8. Stock-Based Compensation in the accompanying notes to our unaudited Condensed Consolidated Financial Statements in this Report for further details on the amounts included within. 2 Represents non-recurring expenses that we do not consider representative of the operating performance of the business. For the three and nine months ended September 30, 2025, these amounts include legal fees and advisory fees. For the three and nine months ended September 30, 2024, these amounts were comprised of a $30.0 million one-time CEO bonus and legal and advisory fees related to the IPO. 3 Represents unrealized net loss (gain) of financial assets measured at FVPL, which include the Company's equity investments. 4 Represents our proportionate share of recognized losses associated with our investments accounted for using the equity method. See Note 15. Equity Method Investments in the accompanying notes to our unaudited Condensed Consolidated Financial Statements included in this Report. 5 Totals may not foot due to rounding. 6 The numerator for Adjusted EPS is calculated by adjusting Net Income (Loss) by the same items in the Net Income (Loss) to Adjusted EBITDA reconciliation. The denominator for computing Adjusted EPS is the same as that used for Basic and Diluted EPS.